Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D in respect of the Ordinary Shares, no par value, of Galapagos NV is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

July 23, 2019

Gilead Sciences, Inc.

By:	/s/ Brett A. Pletcher
Name:	Brett A. Pletcher
Title:	Executive Vice President, General Counsel and Corporate Secretary

Gilead Therapeutics A1 Unlimited Company

By:	/s/ David Cadogan
Name:	David Cadogan
Title:	Director